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Exhibit 4.2

THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        THIS THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of the 28th day of May, 2004, by and among JAZZ SEMICONDUCTOR, INC., a Delaware corporation formerly known as Specialtysemi, Inc. (the "Company"), CONEXANT SYSTEMS,  INC., a Delaware corporation ("Conexant"), and CARLYLE PARTNERS III, L.P., a Delaware limited partnership ("CP III"), CP III COINVESTMENT, L.P., a Delaware limited partnership ("CP III Coinvestment"), and CARLYLE HIGH YIELD PARTNERS, L.P., a Delaware limited partnership ("Carlyle High Yield" and, together with CP III and CP III Coinvestment, "Carlyle"), and RF MICRO DEVICES, INC., a North Carolina corporation ("RFMD").

RECITALS

        WHEREAS, the Company, Carlyle, Conexant and RFMD are parties to that certain Second Amended Registration Rights Agreement dated as of October 15, 2002 (the "Second Amended Registration Rights Agreement");

        WHEREAS, the Company is contemplating an offering of Common Stock to the general public that is to be effected pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act (the "Initial Public Offering"); and

        WHEREAS, effective as of the date of consummation of the Initial Public Offering (the "Effective Date"), the Company, Carlyle, Conexant and RFMD wish to amend and fully restate the Second Amended Registration Rights Agreement in its entirety as set forth herein.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

        1.1   Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          (a)   "Board" means the board of directors of the Company.

          (b)   "Common Stock" means the common stock of the Company, par value $0.001 per share.

          (c)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (d)   "Form S-3" means SEC Form S-3 adopted by the SEC under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (e)   "Holder" means Conexant, Carlyle, RFMD and any transferee of Registrable Securities previously held by either Conexant, Carlyle or RFMD to which registration rights have been validly transferred in accordance with Section 2.8 hereof.

          (f)    "Initiating Holders" means any Holder or Holders who in the aggregate hold not less than ten percent (10%) of the outstanding shares of Common Stock.

          (g)   "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act with the SEC, and the declaration or ordering of effectiveness by the SEC of such registration statement or document.

          (h)   "Registrable Securities" means shares of Common Stock held by Conexant, Carlyle or RFMD at the Effective Date, or shares of Common Stock subsequently issued to or held by Conexant, Carlyle or RFMD. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a Holder to the public either pursuant to a registration statement or

  Rule 144 under the Securities Act or sold in a transaction in which the Holder's rights under Section 2 of this Agreement are not assigned.

          (i)    "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements (not to exceed $25,000 in the case of a registration effected pursuant to Section 2.2 and $50,000 in the case of a registration effected pursuant to Section 2.1 or Section 2.3) of a single special counsel for the Holders (selected by the Holders holding a majority of the Registrable Securities included in such registration), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding (i) Selling Expenses and (ii) the compensation of regular employees of the Company which shall be paid in any event by the Company).

          (j)    "SEC" or "Commission" means the Securities and Exchange Commission.

          (k)   "Securities Act" shall mean the Securities Act of 1933, as amended.

          (l)    "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale.

          (m)  "Special Registration Statement" shall mean a registration statement (i) relating to any employee benefit plan, (ii) filed on SEC Form S-4 or any registration statement filed with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statement related to the issuance or resale of securities issued in such a transaction, (iii) related to stock issued upon conversion of debt securities or (iv) relating to the underwritten sale or exchange of any debt securities of the Company.

SECTION 2. REGISTRATION.

        2.1    Demand Registrations.    Subject to Section 2.1(a), if the Company shall receive from Initiating Holders a written request that the Company register all or part of their Registrable Securities, the Company will (i) promptly deliver written notice of the proposed registration to all other Holders; and (ii) as soon as practicable, use its best efforts to effect such registration in a manner that would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request in accordance with the intended method of distribution set forth in such request, together with all or such portion of Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within twenty (20) days after delivery of such written notice from the Company. The Company may, subject to the remainder of this Section 2.1, elect to include in any such registration authorized but unissued shares of Common Stock or shares of Common Stock held as treasury stock.

          (a)   Limitations. The Company shall not be obligated to take any action to effect any such registration pursuant to this Section 2.1:

            (i)    Prior to six (6) months following the Effective Date;

            (ii)   (A) If Carlyle or one of its transferees is an Initiating Holder and the Company has previously effected three (3) such registrations pursuant to this Section 2.1 in which Carlyle or one of its transferees was one of the Initiating Holders and such registrations have been declared or ordered effective, and the Registrable Securities requested to be registered by Carlyle and its transferees pursuant to such registrations have been sold; (B) if Conexant or one of its transferees is an Initiating Holder and the Company has previously effected two (2) such registrations pursuant to this Section 2.1 in which Conexant or one of its transferees was one of the Initiating Holders and such registrations have been declared or ordered effective and the Registrable Securities requested to be registered by Conexant and its tranferees pursuant to such registrations have been sold; and (C) if RFMD or one of its transferees is an Initiating Holder and the Company has previously effected one (1) such registration pursuant to this Section 2.1 in which RFMD or one of its transferees was one of the Initiating Holders and such registration has been declared or ordered effective and the Registrable Securities requested to be registered by RFMD and its transferees pursuant to such registration have been sold; and

            (iii)  If in the good faith judgment of the Board, such registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and the Company thereafter delivers to the Initiating Holders a certificate, signed by the President or Chief Executive Officer of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register under this Section 2.1 shall be deferred for a period not to exceed one hundred twenty (120) days from the delivery of the written request from the Initiating Holders; provided, however, that the number of times that the Company delays a registration or registrations pursuant to this Section 2.1(a)(iii) and Section 2.3(a)(ii)(B) shall not exceed two (2) times in any twelve (12) month period.

Subject to the foregoing clauses (i) through (iii), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Any registration under this Section 2.1 shall be on any appropriate form under the Securities Act (including, without limitation, SEC Form S-3) permitting registration of such Registrable Securities for resale by the Initiating Holders in the manner or manners designated by them, including, without limitation, pursuant to one or more underwritten offerings.

          (b)   Underwriting. In the event that any registration effected pursuant to this Section 2.1 involves an underwritten offering, (i) the right of any Holder to include such holder's Registrable Securities in such registration pursuant to this Section 2.1 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein and (ii) the Company and all Holders shall enter into and perform their obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company) and shall complete and execute all questionnaires, powers of attorney, indemnities and other documents as may be reasonably requested by the managing underwriters or as required under the terms of such underwriting agreement. Notwithstanding any other provision of this Agreement, in connection with any underwritten registration effected pursuant to Section 2.1, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Holders on a pro rata basis based on the relative number of Registrable Securities held by the Holders; second, to the Company; and, third, any other party holding shares of Common Stock to the extent the Company has agreed to include such shares of Common Stock in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

        2.2    Piggyback Registrations.    The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company in which Registrable Securities of such Holders may be registered pursuant to this Section (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements and registration statements filed pursuant to Section 2.1 or Section 2.3 hereof) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder, to the extent provided in this Section 2.2. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a)   Underwriting. If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, at the request of the underwriter, (i) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and (ii) complete and execute all questionnaires, powers of attorney, indemnities, and other documents as may be reasonably requested by the managing underwriters or as required under the terms of any underwriting agreements applicable to such underwriting. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; it being understood that if (A) in connection with an offering of securities solely by the Company, the underwriter determines in good faith that marketing factors require that no shares of Common Stock (other than the shares proposed to be sold by the Company in connection with such underwritten offering) and (B) such registration does not include shares of any other selling shareholders, any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any selling stockholder (other than the Holders) be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders holding not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (b)   Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.

        2.3    Form S-3 Registration.

          (a)   If the Company shall receive from Initiating Holders a written request or requests that the Company effect a registration of all or part of their Registrable Securities on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

            (i)    promptly give written notice of the proposed registration, and any related qualification or compliance to all other Holders; and

            (ii)   as soon as practicable use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request in accordance with the intended method of distribution set forth in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after delivery of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

              (A)  if Form S-3 is not available for such offering by the Holders, or

              (B)  if, in the good faith judgment of the Board, such registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and the Company thereafter delivers to the Initiating Holders a certificate, signed by the President or Chief Executive Officer of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders under this Section 2.3; provided, that the number of times that the Company delays a registration or registrations pursuant to Section 2.1(a)(iii) and this Section 2.3(a)(ii)(B) shall not exceed two (2) times in any twelve (12) month period, or

              (C)  if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.3.

          (b)   Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registrations or registrations pursuant to Section 2.1. The Company may, subject to the remainder of this Section 2.3, elect to include in any such registration authorized but unissued shares of Common Stock or shares of Common Stock held as treasury stock.

          (c)   Underwriting. In the event that any registration effected pursuant to this Section 2.3 involves an underwritten offering, (i) the right of any Holder to include such holder's Registrable Securities in such registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein and (ii) the Company and all Holders shall enter into and perform their obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company) and shall complete and execute all questionnaires, powers of attorney, indemnities and other documents as may be reasonably requested by the managing underwriters or as required under the terms of such underwriting agreement. Notwithstanding any other provision of this Agreement, in connection with any underwritten registration effected pursuant to Section 2.3, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Holders on a pro rata basis based on the relative number of Registrable Securities held by the Holders; second, to the Company; and, third, any other party holding shares of Common Stock to the extent the Company has agreed to include such shares of Common Stock in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

        2.4    Expenses of Registration.    Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2.1, 2.2 or 2.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered (including the Company) pro rata on the basis of the number of shares so registered.

        2.5    Registration Procedures.    Subject to Section 2.2(b) above, whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a)   Prepare and file with the Commission a registration statement with respect to such Registrable Securities, on a form available for the sale of the Registrable Securities by the Holders thereof in accordance with the intended method or methods of distribution thereof and use all reasonable efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company will furnish to the Holders of the Registrable Securities covered by such registration statement and the underwriters, if any, and any attorney, accountant or other agent retained by the Holders of Registrable Securities covered by such registration statement, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such Holders, such counsel and underwriters, if any.

          (b)   Prepare and file with the Commission such amendments and post-effective amendments to such registration statement and such supplements to the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of at least 120 days from the effective date of the registration statement or such shorter period as is required for the completion of the distribution of the Registrable Securities (the "Minimum Registration Period") and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement.

          (c)   Upon effectiveness of the applicable registration statement, furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d)   Cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD").

          (e)   Enter into such agreements reasonably requested (including, as applicable, an underwriting agreement in form, scope and substance as is customary in underwritten secondary offerings and is reasonably satisfactory to the Company) and take all such other customary and reasonable actions in connection therewith (including those requested by the managing underwriters) in order to expedite or facilitate the disposition of the Registrable Securities.

          (f)    Make available for inspection by a representative of the Holders and any attorneys or accountants retained by such Holders (and, to the extent reasonably requested, furnish copies), in connection with the preparation of a registration statement pursuant to this Agreement, all financial and other records and pertinent corporate documents and properties of the Company and its subsidiaries, and cause the Company's and its subsidiaries' officers, directors and employees to supply all information reasonably requested by any such representative(s), attorney(s) or accountant(s) in connection with such registration.

          (g)   Notify each Holder of Registrable Securities covered by such registration statement at any time when, to the knowledge of the Company, a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (h)   Make reasonable efforts prior to the expiration of the Minimum Registration Period to prevent the issuance of any order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of a prospectus or suspending the qualification of any of the Registrable Securities included therein for sale in any jurisdiction, and, in the event of the issuance of any stop order suspending the effectiveness of the registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, prior to the expiration of the Minimum Registration Period, the Company will use its reasonable efforts to promptly obtain the withdrawal of any such order.

          (i)    Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a customary "comfort" letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

          (j)    If requested, furnish to each Holder of Registrable Securities covered by such registration statement, if any, without any additional charge, one signed copy of the registration statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference).

          (k)   Upon the occurrence of any event that would cause a shelf registration statement (i) to contain a material misstatement or omission or (ii) to be not effective and usable for resale of Registrable Securities during the Minimum Registration Period, the Company shall promptly file an amendment to such shelf registration statement, in the case of clause (i), correcting any such misstatement or omission and, in the case of either clause (i) or (ii), use its commercially reasonable efforts to cause such amendment to be declared effective and such shelf registration statement to become usable as soon as reasonably practicable thereafter;

          (l)    Cause all Registrable Securities covered by the registration statement to be listed on the NASDAQ National Market.

          (m)  Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

          (n)   Use its reasonable efforts to provide a CUSIP number for the Registrable Securities, not later than the effective date of the registration statement.

          (o)   In connection with any underwritten offering, cooperate with marketing efforts reasonably requested by the managing underwriter or managing underwriters in connection with the sale of the Registrable Securities, including reasonable participation of senior management in a "road show."

        2.6    Termination of Registration Rights.    A Holder's registration rights shall expire if (a) the Company is subject to the provisions of the Exchange Act, and (b) all Registrable Securities held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 under the Securities Act during any ninety (90) day period.

        2.7    Delay of Registration; Furnishing Information.

          (a)   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          (b)   It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

        2.8    Indemnification.    In the event any Registrable Securities are included in a registration statement under Section 2:

          (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will, subject to Section 2.8(c), reimburse each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          (b)   To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.8(b) in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud or willful violation of the Exchange Act by such Holder.

          (c)   Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that the indemnified parties shall have the right to retain one and only one counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

          (d)   If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder except, in the case of willful fraud by such Holder.

          (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the provisions of Section 2.8(b) above, the provisions in the underwriting agreement shall control.

          (f)    The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        2.9    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires that number of shares of Registrable Securities equal to at least 20% of the total shares of Registrable Securities then held by the transferring Holder;

or (d) is an Affiliate of such Holder provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all of the rights and restrictions set forth in this Agreement.

        2.10    Binding Agreement.    By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

        2.11    Limitation on Subsequent Registration Rights.    After the Effective Date, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

        2.12    "Market Stand-Off" Agreement.    Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise dispose of any Common Stock of the Company held by such Holder (other than those included in the registration and other than any sale to an affiliate that agrees with the Company and any underwriter to comply with the restrictions imposed by this Section 2.12) for a period specified by the representative of the underwriters of Common Stock of the Company not to exceed thirty (30) days prior to the effective date of a registration statement of the Company filed under the Securities Act to ninety (90) days (or one hundred eighty (180) days in the case of the Initial Public Offering) following the effective date of such registration statement; provided that all officers and directors of the Company enter into similar agreements. The Company may impose stop-transfer instructions with respect to the shares of Common Stock subject to the foregoing restriction until the end of the applicable periods described above.

        2.13    Agreement to Furnish Information.    Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder's obligations under Section 2.12 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by applicable law in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act that includes Registrable Securities of such Holder. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.12 and 2.13.

        2.14    Rule 144 Reporting.    With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a)   Keep current and available public information, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the Effective Date;

          (b)   File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c)   So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a

  Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. MISCELLANEOUS.

        3.1    Governing Law.    This Agreement shall be construed in accordance with, and be governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

        3.2    Successors and Assigns.

          (a)   This Agreement shall be binding upon: the Company and its successors and assigns (if any); Conexant and its successors and assigns, Carlyle and its successors and assigns and RFMD and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company, Conexant, Carlyle, RFMD and the respective successors and permitted assigns of the foregoing.

          (b)   None of the provisions of this Agreement is intended to provide any rights or remedies to any person other than the parties to this Agreement and their respective successors and assigns (if any).

        3.3    Effective Date; Entire Agreement.    Until the Effective Date occurs, this Agreement will not be effective or binding upon the parties hereto. Upon the occurrence of the Effective Date, this Agreement will automatically supersede the Second Amended Registration Rights Agreement in its entirety, and the Second Amended Registration Rights Agreement shall terminate. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

        3.4    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        3.5    Amendment and Waiver.    Any provision of this Agreement may be amended or modified and the obligations of the Company and rights of the Holders hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the Holders of at least fifty-one percent (51%) of the Registrable Securities then outstanding, and (iii) each other Holder that would be disproportionately affected by such amendment or waiver. Any amendment or waiver effected in accordance with the immediately preceding sentence shall be binding upon each Holder and the Company. Any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under this Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing signed by all affected Holders and shall be effective only to the extent specifically set forth in such writing.

        3.6    Delays or Omissions.    It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

        3.7    Notices.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

        3.8    Attorneys' Fees.    In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        3.9    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        3.10    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        3.11    Termination.    This Agreement will automatically terminate on December 31, 2004 if the Effective Date does not occur by such date. Upon such termination, the Second Amended Registration Rights Agreement shall continue to be, and shall remain, in full force and effect until terminated in accordance with its terms.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

JAZZ SEMICONDUCTOR, INC., a Delaware corporation		CONEXANT SYSTEMS, INC., a Delaware corporation
By:	/s/ SHU LI Name: Shu Li Title: President & Chief Executive Officer	By:	/s/ DENNIS O'REILLY Name: Dennis O'Reilly Title: Sr. V.P., Chief Legal Officer & Secretary
Address: Jazz Semiconductor, Inc. 4321 Jamboree Road Newport Beach, CA 92660 Attn: Shu Li Facsimile: (949) 435-8455		Address: Conexant Systems, Inc. 4000 MacArthur Blvd. Newport Beach, CA 92660 Attn: Chief Legal Officer Facsimile: (949) 483-9576
RF MICRO DEVICES, INC., a North Carolina corporation
By:	/s/ JERRY D. NEAL Name: Jerry D. Neal Title: EVP, Marketing & Strategic Development
Address: RF Micro Devices, Inc. 7628 Thorndike Road Greensboro, NC 27409 Attn: Suzanne Rudy Facsimile: (336) 931-7655

CARLYLE PARTNERS III, L.P., a Delaware limited partnership
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
	By:	/s/ ALLAN M. HOLT Name: Allan M. Holt Title:
CP III COINVESTMENT, PARTNERS, L.P., a Delaware limited partnership
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member
	By:	/s/ ALLAN M. HOLT Name: Allan M. Holt Title:

CARLYLE HIGH YIELD PARTNERS, L.P., a Delaware limited partnership
By:	TCG High Yield, L.L.C., its General Partner
By:	TCG High Yield Holdings, L.L.C., its Managing Member
By:	TC Group, L.L.C., its sole Member
By:	TCG Holdings, L.L.C., its Managing Member
	By:	/s/ ALLAN M. HOLT Name: Allan M. Holt Title:
Address: c/o The Carlyle Group 101 S. Tryon Street, 25th Floor Charlotte, NC 28230 Attn: Claudius E. Watts, IV Facsimile: (704) 632-0299

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  Exhibit 4.2
THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
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